ALARIS Medical Systems, Inc.
Corporate Office
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

News Release

AT THE COMPANY:
William C. Bopp Sr. VP & CFO (858) 458-7994

FOR IMMEDIATE RELEASE
June 30, 2003

ALARIS MEDICAL SYSTEMS COMPLETES
HALF-BILLION DOLLAR RECAPITALIZATION

COMPANY ALSO INCREASES SECOND QUARTER SALES GUIDANCE

SAN DIEGO, CA, June 30, 2003 (BW HealthWire) ALARIS Medical Systems, Inc. (AMEX: AMI) today completed the sale of 9,100,000 shares of its common stock at $12.50 per share and the sale of $175 million aggregate principal amount of 7¼% senior subordinated notes due 2011.

These sales were part of a comprehensive recapitalization that included tender offers for all of the Company’s outstanding debt, reducing the Company’s debt by nearly $90 million, to $420 million, reducing the Company’s projected annual interest expense by more than $33 million when compared with its full year 2002 interest expense, and reducing the weighted average interest rate on its debt by more than five percentage points.

Concurrently with the closing of these stock and bond public offerings, the Company also established a $30 million revolving credit facility, which was undrawn at the date of closing and a $245 million bank term loan at an initial rate of LIBOR plus 2.75%, currently approximately 4%. The Company anticipates that it will record a one-time after tax charge of approximately $40 million in the second quarter as a result of the recapitalization.

“This is the most recent of the many steps the ALARIS Medical Systems team has successfully taken since our turn-around began in 1999,” said Dave Schlotterbeck, president and CEO. “Since 1999, we have met or exceeded our commitments to our customers and our investors on a consistent basis.”

In a related announcement, the Company said that it now anticipates it will exceed the financial guidance it previously provided for sales growth for the second quarter of 2003. The Company previously indicated that it was forecasting sales growth of approximately 15% over the $108.5 million reported for the second quarter 2002. It currently anticipates sales growth of between 16% and 18% for the quarter. ALARIS Medical Systems plans to report its second quarter results on July 30, 2003.

ALARIS Medical Systems Completes Half-Billion Dollar Recapitalization

The recapitalization also involved the merger of the Company’s operating company with its parent company and naming the parent company ALARIS Medical Systems, Inc., which had been the operating company’s name and is the name by which the Company is known to its customers around the world. ALARIS Medical Systems, Inc. is a leading provider of practical solutions for medication safety. The combined companies’ common stock will continue to trade under the symbol “AMI” on the American Stock Exchange. ALARIS Medical Systems also launched a redesigned global corporate website, www.alarismed.com, to consolidate corporate and investor relations information and to provide an extensive library of patient and medication safety resources, detailed product information and related tools.

About ALARIS Medical Systems, Inc.

ALARIS Medical Systems, Inc. develops practical solutions for medication safety. The Company designs, manufactures and markets intravenous (IV) medication delivery and infusion therapy devices, needle-free disposables and related monitoring equipment in the United States and internationally. ALARIS Medical Systems’ proprietary Guardrails® Safety Software, its other “smart” technologies and its “smart” services help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and also gather and record clinical information for review, analysis and transcription. The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. With headquarters in San Diego, ALARIS Medical Systems employs approximately 2,900 people worldwide. Additional information on the Company can be found at http://www.alarismed.com.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties, including the significant leverage to which the Company is subject. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc. and ALARIS Medical Systems, Inc., including Forms 10-K for the year ended Dec. 31, 2002, and other filings. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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